Exhibit 99.1

1847 Goedeker Announces Third Quarter 2020 Results

●	Nine Month Cash Flow from Operations Increased to $7.4M vs $(0.6M) for Same Period Prior Year

●	Q2 Revenue Up 10.1% Year-Over-Year to $13.4M

●	Written Orders Up 143% Year-Over-Year to $36.9M

●	Company to host conference call at 4:15 p.m. ET today

BALLWIN, Mo. – November 16, 2020 (GLOBE NEWSWIRE) – 1847 Goedeker Inc. (NYSE American: GOED) (“Goedeker’s” or the “Company”), a one-stop e-commerce destination for appliances, furniture, home goods, and related products, today reported financial results for its third quarter ended September 30, 2020.

Business Highlights:

●	Site sessions increased 80% to 2.7 million in the third quarter of 2020, up from 1.5 million in the prior year period.

●	Written orders in the quarter ended September 30, 2020 reached $36.9 million, up 143% from $15.2 million in the prior year period.

●	Shipped orders increased to $13.4 million in the third quarter of 2020, up 10.1% from $12.2 million in the prior year period.

●	Completed IPO on NYSE American on August 4, 2020; raised net proceeds of approximately $9 million.

●	Art Smuck, former CEO of FedEx Supply Chain, joined Goedeker’s as Senior Strategic Advisor for Logistics to support accelerated growth plans.

●	Reduced annual debt service by $410,000 through 3.25% loan refinancing.

●	Expanded customer financing options with multiple new third-party offerings with no credit risk or balance sheet impact to the Company.

●	Appointed new VP of Logistics, Jacob Guilhas, to accelerate preparations for record revenue growth.

●	Signed purchase agreement to acquire Appliances Connection, ranked #1 in online appliance retail by USA Today, creating one of the largest independent online retailers of household appliances in the U.S.; upon closing, the Company’s revenue is expected to reach $400M on an annualized basis in 2021, with approximately $30M in EBITDA.

“I am excited to report another strong quarter of revenue growth as well as continued sharp improvement in our cash flow from operations,” stated Doug Moore, CEO of 1847 Goedeker. “The increased marketing spend led to record orders and cash on the balance sheet which will convert to revenues as supply of appliances returns closer to normal levels. Customers continue to find our online offering compelling and we will continue to invest in the sea change shift to online appliance buying.”

Moore continued, “We are pleased with the growth in site sessions and orders and with cash flow from operations. The lack of available product meant that we were able to ship only 37% of our orders in the 2020 quarter, compared to more than three years of shipped trends over 80%. The significant increase in orders required us to use temporary staff to supplement our permanent staff in order processing, customer service, and accounting. Had we not experienced supply chain disruptions from COVID-19, we believe that Goedeker’s would have realized $2.5 million to $2.7 million in additional net margin contribution and we believe that expenses would have been reduced by $500k to $750k due to reduction in variable expenses related to lack of supply. A near term look beyond supply constraints point towards mid-term profitability.”

Third Quarter 2020 Financial Highlights:

●	Cash flow from operations improved to $7.4 million in the nine months ended September 30, 2020, up from ($0.7 million) in the prior year period, an $8.1 million improvement.

●	As of September 30, 2020, the Company had $12.4 million of cash and cash equivalents, including unrestricted of $3.5 million and restricted of $8.9 million.

●	Net revenue increased 10.1% to $13.4 million in the quarter ended September 30, 2020, up from $12.2 million in the prior year period. Growth was primarily driven by higher demand resulting from increased advertising spend.

●	Gross profit was $2.2 million, or 16.2% of total net revenue, up 7.5% from the prior year period. Increased gross profit was in line with increased net revenue.

●	Advertising expenses were $1.4 million for the quarter ended September 30, 2020, up from $0.7 million in the prior year period. The increase relates to an increase in advertising spending to drive traffic to our website.

~~●~~	Loss from operations in the third quarter of 2020 was $3.1 million. The loss primarily resulted from expenses we incurred in advertising, bank fees, and personnel related to processing the increase in orders that we could not ship at our normal level of shipping because of supply chain issues from our manufacturers. We believe that manufacturers will resolve the supply issues and we will be able to ship product at historical rates. Had we shipped at our normal shipping rates with the same gross margins, our gross profit would have been approximately $4.8 million and our operating income would have been $0.2 million.

~~●~~	Driven primarily by non-cash items totaling approximately $4.7 million, net loss before income taxes for the nine-month period ended September 30, 2020 was $10.9 million, as compared to a net loss before income taxes of $2.1 million for the nine months ended September 30, 2019. Excluding non-cash charges, pre-tax net loss for the nine months ended September 30, 2020 would have been $6.2 million.

“We are addressing a $20 billion industry as the only pure play appliance online retailer listed on a major exchange, and we are still at an early stage of capitalizing on this tremendous opportunity,” continued Moore. “Over the past year, we have been investing in people, processes and systems, while developing a world-class advertising and marketing platform in order to continue to drive significant revenue growth and dramatically increase our market share as we continue to execute on our vision of growing Goedeker’s to a billion-dollar revenue company, and in the process, becoming the largest, most profitable online retailer of appliances in the U.S.”

Webcast and Conference Call

The Company will host a conference call and webcast to discuss its third quarter 2020 financial results today at 4:15 p.m. ET. Shareholders and other interested parties may participate in the conference call by dialing 1-833-529-0213 (U.S. Toll-Free) or 1-236-389-2113 (International) a few minutes before the 4:15 p.m. ET start time. An audio-only webcast is also available by visiting:

https://event.on24.com/wcc/r/2634270/06CA6B7A886A4F5763D47A67CBEAF2D8

For interested individuals unable to join the conference call, a dial-in replay of the call will be available until November 30, 2020 and can be accessed by dialing +1-844-512-2921 (U.S. Toll Free) or +1-412-317-6671 (International) and entering replay pin number: 4585388. An archive of the webcast conference call will be available shortly after the call ends at investor.goedekers.com.

About 1847 Goedeker Inc.

The Company is an industry leading e-commerce destination for appliances, furniture, and home goods. Since its founding in 1951, the Company has transformed from a local brick and mortar operation serving the St. Louis metro area to a respected nationwide omnichannel retailer that offers one-stop shopping for national and global brands. While the Company maintains its St. Louis showroom, over 90% of sales are placed through its website (www.goedekers.com). The Company provides visitors an easy to navigate the shopping experience and offers more than 185,000 items organized by category and product features. Specialization in the home category has enabled the Company to build a shopping experience and an advanced logistics infrastructure that is tailored to the unique characteristics of the market. Learn more at www.goedekers.com.

Forward Looking Statements

This press release contains “forward-looking statements” that are subject to substantial risks and uncertainties. All statements, other than statements of historical fact, contained in this press release are forward-looking statements. Forward-looking statements contained in this press release may be identified by the use of words such as “anticipate,” “believe,” “contemplate,” “could,” “estimate,” “expect,” “intend,” “seek,” “may,” “might,” “plan,” “potential,” “predict,” “project,” “target,” “aim,” “should,” "will” “would,” or the negative of these words or other similar expressions, although not all forward-looking statements contain these words. Forward-looking statements are based on the Company’s current expectations and are subject to inherent uncertainties, risks and assumptions that are difficult to predict. Further, certain forward-looking statements are based on assumptions as to future events that may not prove to be accurate. These and other risks and uncertainties are described more fully in the section titled “Risk Factors” in the final prospectus related to the public offering filed with the Securities and Exchange Commission and other reports filed with the Securities and Exchange Commission thereafter. Forward-looking statements contained in this announcement are made as of this date, and the Company undertakes no duty to update such information except as required under applicable law.

Non-GAAP to GAAP Reconciliation

This press release contains a financial measure that is not calculated in accordance with U.S. generally accepted accounting principles (“GAAP”). The non-GAAP financial measure is net loss before income taxes excluding certain non-cash charges (“Non-GAAP Net Loss before Taxes”).

The non-GAAP financial information should be considered supplemental to, and not as a substitute for, or superior to, financial measures calculated in accordance with GAAP. Management, however, believes that this non-GAAP financial measure, when used in conjunction with the results presented in accordance with GAAP, may provide a more complete understanding of our results and may facilitate a fuller analysis of our results, particularly in evaluating performance from one period to another. Management has chosen to provide this supplemental information to investors, analysts, and other interested parties to enable them to perform additional analyses of results and to illustrate the results giving effect to the non-GAAP adjustments shown in the reconciliation described in the next paragraph. Furthermore, the economic substance behind our decision to use such non-GAAP measures is that such measures approximate our controllable operating performance more closely than the most directly comparable GAAP financial measures. Management strongly encourages investors to review our financial statements and publicly filed reports in their entirety and cautions investors that the non-GAAP measures used by us may differ from similar measures used by other companies, even when similar terms are used to identify such measures.

As noted above, net loss before income taxes for the nine months ended September 30, 2020 was $10.9 million. Non-GAAP Net Loss before Taxes excludes (i) a loss on early extinguishment of debt of $1,756,095, (ii) a write-off of acquisition receivable of $809,000, and (iii) a non-cash charge related to the change in fair value of a warrant liability of $2,127,656. Accordingly, to reconcile Non-GAAP Net Loss before Taxes to the GAAP measure, net loss before income taxes, we added back these non-cash charges of $4,692,751 to equal GAAP net loss of $10,925,868.

Contact:

Dave Gentry, CEO

RedChip Companies

Office: 1.800.RED.CHIP (733.2447)

Cell: 407.491.4498

dave@redchip.com

SOURCE: 1847 Goedeker Inc.

3